QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

HOUSTON WIRE & CABLE COMPANY

ARTICLE I

        The name of the Corporation is Houston Wire & Cable Company (the "Corporation").

ARTICLE II

        The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, 19805-1297. The name of the Corporation's registered agent at that address is The Corporation Trust Company.

ARTICLE III

        The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the "GCL").

ARTICLE IV

          (a)   The total number of shares of stock which the Corporation shall have authority to issue is One Hundred Five Million (105,000,000), consisting of One Hundred Million (100,000,000) shares of Common Stock, having a par value of $.001 per share (the "Common Stock"), and Five Million (5,000,000) shares of Preferred Stock, having a par value of $.001 per share (the "Preferred Stock").

          (b)   Each holder of record of shares of Common Stock shall be entitled to vote at all meetings of the stockholders and shall have one (1) vote for each share held of record.

          (c)   Subject to all of the rights of the holders of all classes or series of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive dividends at such times and in such amounts as may be determined by the Board of Directors of the Corporation.

          (d)   The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the GCL.

ARTICLE V

        The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

          (a)   The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

          (b)   The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

          (c)   The number of directors of the Corporation shall be fixed in accordance with the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

          (d)   Subject to the right, if any, of holders of any series of the Preferred Stock then outstanding, any vacancy on the Board of Directors, including a vacancy that results from an increase in the number of directors, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

          (e)   No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE VI

          (a)   Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a "Proceeding"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, manager, officer or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action or inaction in an official capacity as a director, manager, officer or trustee or in any other capacity while serving as a director, manager, officer or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the GCL, as the same exists as of the date hereof or as may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the GCL permitted the Corporation to provide both prior to such amendment and as of the date hereof), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, manager, officer or trustee and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article VI shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in connection with any such Proceeding in advance of its final disposition; provided, however, that, if the GCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation service to an employee benefit plan) in advance of the final disposition of a Proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article VI or otherwise. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors, managers, officers and trustees.

          (b)   If a claim under paragraph (a) of this Article VI is not paid in full by the Corporation within 30 days after written notice thereof has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the GCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct under the GCL, nor an actual determination by the Corporation (including the Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

          (c)   The rights to indemnification and the payment of expenses incurred in connection with a Proceeding in advance of its final disposition conferred in this Article VI shall not be (and shall not be deemed to be) exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

          (d)   The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, manager, officer, trustee, employee or agent of the Corporation or another corporation, or of a partnership, limited liability company, joint venture, trust or other enterprise against any expense, liability or loss (as such terms are used in this Article VI), whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the GCL.

          (e)   Any repeal or modification of this Article VI shall not impair or otherwise affect any rights, or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

          (f)    This Article VI shall be liberally construed in favor of indemnification and the payment of expenses incurred in connection with a Proceeding in advance of its final disposition. There shall be a rebuttable presumption that a claimant under this Article VI is entitled to such indemnification, and the Corporation shall bear the burden of proving by a preponderance of the evidence that such claimant is not so entitled to indemnification.

          (g)   If any provision of this Article VI shall be deemed invalid or unenforceable, the Corporation shall remain obligated to indemnify and advance expenses subject to all those provisions of this Article VI which are not invalid or unenforceable.

ARTICLE VII

        Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation. The authority contemplated by Section 228 of the GCL which permits stockholders to act by written consent is expressly denied to the stockholders of the Corporation. Accordingly, the stockholders have no ability to take any action unless such action is taken at an annual or special meeting of the stockholders.

ARTICLE VIII

        Special meetings of stockholders may be called at any time by only the Chairman of the Board of Directors, the Chief Executive Officer (or if there is no Chief Executive Officer, the President) or the Board of Directors of the Corporation pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors then in office. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

ARTICLE IX

        Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, said compromise or arrangement and said reorganization shall, if sanctioned by the court to which said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE X

        The Corporation expressly elects to be governed by Section 203 of the GCL. Notwithstanding the terms of Section 203 of the GCL, none of Code, Hennessy & Simmons II, L.P., CHS Management II, L.P. or Code, Hennessy & Simmons, Inc. or any of their affiliates shall be deemed to be an "interested stockholder," as such term is defined in Section 203(c)(5) of the GCL, regardless of the percentage of voting stock of the Corporation owned by them.

ARTICLE XI

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

QuickLinks

  Exhibit 3.1